                                                                   Exhibit 12

                          The Summit Bancorporation
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)

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
                                                                                            Six Months Ended
                                                                                                June 30,
                                                                                      -----------------------------
                                                                                        1995                  1994
                                                                                      -------               -------
                                                                                             (In Thousands)
Earnings:
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 35,214              $ 26,323
Applicable Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,364                13,567
Fixed Charges, Excluding Interest on Deposits. . . . . . . . . . . . . . . . . .       17,584                12,388
                                                                                      -------               -------
      Total Earnings, Excluding Interest on Deposits . . . . . . . . . . . . . .       72,162                52,278
Interest on Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       70,529                49,296
                                                                                      -------               -------
      Total Earnings, Including Interest on Deposits . . . . . . . . . . . . . .     $142,691              $101,574
                                                                                      =======               =======
Fixed Charges:
Interest Expense, Excluding Interest on Deposits . . . . . . . . . . . . . . . .      $16,388               $10,910
One Third of Appropriate Net Rental Expense* . . . . . . . . . . . . . . . . . .        1,196                 1,478
                                                                                       ------                ------
      Total Fixed Charges, Excluding Interest on Deposits. . . . . . . . . . . .       17,584                12,388
Interest on Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       70,529                49,296
                                                                                       ------                ------
      Total Fixed Charges, Including Interest on Deposits. . . . . . . . . . . .      $88,113               $61,684
                                                                                       ======                ======
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits . . . . . . . . . . . . . . . . . . . . . . . . .         4.10X                 4.22X
Including Interest on Deposits . . . . . . . . . . . . . . . . . . . . . . . . .         1.62                  1.65


*               Represents the portion of long-term operating lease payments deemed to be representative of the interest factor.
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